SCHEDULE 14(A)
(Rule 14a-101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

FORRESTER RESEARCH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Forrester Research, Inc.
400 Technology Square
Cambridge, Massachusetts 02139

George F. Colony
Chairman of the Board
and Chief Executive Officer

November 27, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Friday, December 28, 2007, at the offices of the Company, 400 Technology Square, Cambridge, Massachusetts at 10:00 a.m. (local time).

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. When you have finished reading the proxy statement, please promptly mark, sign, date and return the enclosed proxy card to ensure that your shares will be represented.

We hope that many of you will be able to attend in person. I look forward to seeing you there.

Sincerely yours,

George F. Colony
Chairman of the Board
and Chief Executive Officer

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 28, 2007

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of the Company, 400 Technology Square, Cambridge, Massachusetts at 10:00 a.m. (local time) on Friday, December 28, 2007 for the following purposes:

1.  To elect two Class II directors to serve until the 2010 Annual Meeting of Stockholders;

2.  To transact such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on November 23, 2007 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from December 18, 2007 to the date of the meeting at our offices, located at 400 Technology Square, Cambridge, Massachusetts 02139.

If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Gail S. Mann, Esq.
Secretary

Cambridge, Massachusetts
November 27, 2007

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE
SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders
December 28, 2007
PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting the enclosed proxy card from our stockholders. The proxy will be used at our 2007 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. (local time) on Friday, December 28, 2007 at the Company’s offices, 400 Technology Square, Cambridge, Massachusetts. This proxy statement was first mailed to stockholders on or about November 28, 2007.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board” and refer to our fiscal year which began on January 1, 2006 and ended on December 31, 2006 as “fiscal 2006.” We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on November 23, 2007 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 23,089,041 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock, you may vote:

•	In person. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

•	By Mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

By signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted as you direct on the proxy card. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee has provided you with a voting instruction form along with this proxy statement. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on the record date. However, if you wish to vote your shares in person, you must contact the person in whose name your shares are registered and obtain a proxy card from that person and bring it to the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR:

•	the election of the nominees for Class II directors identified in Proposal One.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. If you hold your shares in “street” name, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on the election of directors.

What Vote is Required for Each Proposal?

A majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the Class II directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. Brokers who hold shares for customers will have discretion to vote their shares without instructions from the beneficial owner, and thus, there will be no broker non-votes.

May I Change My Vote After I Return My Proxy Card?

Yes. If you are a stockholder of record, you may revoke a proxy any time before it is voted by:

•	returning to us a newly signed proxy card bearing a later date;

•	delivering a written instrument to our Secretary revoking the proxy card; or

•	attending the annual meeting and voting in person.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

How Can I Obtain an Annual Report on Form 10-K?

Our annual report has been mailed to all stockholders from whom proxies are being solicited in connection with our 2007 Annual Meeting of Stockholders. It is also available on our website at www.forrester.com. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139, Tel: (617) 613-6000.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Henk W. Broeders and George R. Hornig are the Class II directors whose terms expire at this annual meeting. The Board of Directors has nominated them to serve as Class II directors until the 2010 annual meeting.

The proxies intend to vote each share for which a proper proxy card has been returned and not revoked in favor of the Class II directors named above. If you wish to withhold the authority to vote for the election of either of the nominees, your returned proxy card must be marked to that effect.

It is expected that Messrs. Broeders and Hornig will be able to serve, but if either of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

NOMINEES FOR CLASS II DIRECTORS — TERM EXPIRING 2010

Henk W. Broeders, age 55, a Class II director, became a director of Forrester in May 1998. Since October 2003, Mr. Broeders has been a member of the Executive Committee of Cap Gemini S.A., a global management consulting firm headquartered in Paris, France operating under the name CapGemini. From 1998 to 2003, Mr. Broeders served as Chairman of the Executive Board of Cap Gemini N.V., a subsidiary of Cap Gemini S.A. located in the Netherlands. Mr. Broeders is also a director of Jaarbeurs (Holding) B.V., a Dutch company in the business of managing a large exhibition and trade fair center.

George R. Hornig, age 53, a Class II director, became a director of Forrester in November 1996. Mr. Hornig is the Managing Director and Chief Operating Officer of Alternative Investments and Asset Management Americas at Credit Suisse, a global financial services firm, and from 1999-2006, he was the Managing Director and Chief Operating Officer of alternative investments at Credit Suisse. He is also a director of Unity Mutual Life Insurance Company and U.S. Health Group.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
THE NOMINEES NAMED ABOVE.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2008

George F. Colony, age 54, a Class I director, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September 2001, and he previously was Forrester’s President from 1983 to 2000.

Michael H. Welles, age 53, a Class I director, became a director of Forrester in November 1996. Mr. Welles is chief operating officer and a founder of S2 Security Corporation, an IP-based facility security systems start-up. Prior to 2003, he served as vice president and general manager of the platforms business with NMS Communications, an OEM infrastructure supplier to the telecom industry, from 2000 to 2002.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2009

Robert M. Galford, age 55, a Class III director, became a director of Forrester in November 1996. Mr. Galford has been a managing partner of the Center for Executive Development, an executive education provider, in Boston, since April 2001. From 1999 to 2001, he was the executive vice president and chief people officer at Digitas, Inc., a technology and marketing services firm.

Gretchen G. Teichgraeber, age 54, a Class III director, became a director of Forrester in December 2005. Ms. Teichgraeber was most recently the chief executive officer of Scientific American, Inc., publisher of the science and technology magazine, Scientific American, since 2000. Prior to joining Scientific American, Ms. Teichgraeber served as general manager, publishing, and vice president, marketing and information services at CMP Media, Inc., a leading provider of technology news and information.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board. We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, is independent under applicable NASDAQ standards as currently in effect. In reaching this conclusion, the Board considered that Mr. Hornig is a managing director of Credit Suisse, which provides cash management services to Forrester, and which services were procured on an arm’s length, competitive basis. In addition, the Board considered that Mr. Galford and Mr. Welles each has a college-age child who has worked at Forrester as an hourly employee during the summer.

Our Board of Directors held nine meetings during fiscal 2006. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders, but all directors are encouraged to do so. Other than Mr. Colony, who presided at the meeting, our directors did not attend the 2006 annual meeting of stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of three members: George R. Hornig, Chairman, Henk W. Broeders, and Michael H. Welles. The Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held eight meetings during fiscal 2006. The responsibilities of our Audit Committee and its activities during fiscal 2006 are described in the committee’s amended and restated charter, which is available at the “about Forrester”/investor information/corporate governance section of our website at http://www.forrester.com. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer, 400 Technology Square, Cambridge, MA 02139.

Our Compensation and Nominating Committee consists of three members: Robert M. Galford, Chairman, Gretchen G. Teichgraeber, and Michael H. Welles. The Compensation and Nominating Committee held two meetings during fiscal 2006. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available at the “about Forrester”/ investor information/corporate governance section of our website at http://www.forrester.com. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer, 400 Technology Square, Cambridge, MA 02139.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 400 Technology Square, Cambridge, MA 02139. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material is provided no later than the date specified below under “Stockholder Proposals” for receipt of stockholder proposals.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, in general, requires that the notice be received by us no less than 60 nor more than 90 days prior to the applicable annual meeting of stockholders. In accordance with our by-laws, the 2008 Annual Meeting will be held on May 13, 2008.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as he or she considers appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139.

Compensation Committee Interlocks and Insider Participation

The Compensation and Nominating Committee consists of Messrs. Galford and Welles and Ms. Teichgraeber, none of whom is or has been an executive officer or employee of Forrester. None of our executive officers serves as a member of the compensation committee (or of any committee performing an equivalent function, or if none, the board of directors) of any entity in which any of our directors serves as an executive officer.

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2006

The following table shows the compensation that we paid during the year ended December 31, 2006 to each of our directors, other than Mr. Colony, whose compensation is reflected in “Executive Compensation” below.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)	($)(1)	($)

Henk W. Broeders(2)	16,000	98,960	114,960
Robert M. Galford(3)	10,000	98,960	108,960
George R. Hornig(4)	21,000	98,960	119,960
Gretchen G. Teichgraeber(5)	10,000	39,820	49,820
Michael H. Welles(6)	16,000	98,960	114,960

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with SFAS No. 123R and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 11 to the consolidated financial statements included in our 2006 Annual Report on Form 10-K, except that the amounts set forth in this column exclude the impact of estimated forfeitures of equity awards. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of our common stock at the time of vesting or exercise of the options and whether such options actually vest.

(2)	At December 31, 2006, Mr. Broeders held options to purchase 92,834 shares of our common stock. The grant date fair value of the option to purchase 12,500 shares granted to Mr. Broeders on May 9, 2006 was $145,375.

(3)	At December 31, 2006, Mr. Galford held options to purchase 99,000 shares of our common stock. The grant date fair value of the option to purchase 12,500 shares granted to Mr. Galford on May 9, 2006 was $145,375.

(4)	At December 31, 2006, Mr. Hornig held options to purchase 56,250 shares of our common stock. The grant date fair value of the option to purchase 12,500 shares granted to Mr. Hornig on May 9, 2006 was $145,375.

(5)	At December 31, 2006, Ms. Teichgraeber held options to purchase 18,500 shares of our common stock. The grant date fair value of the option to purchase 12,500 shares granted to Ms. Teichgraeber on May 9, 2006 was $145,375.

(6)	At December 31, 2006, Mr. Welles held options to purchase 103,500 shares of our common stock. The grant date fair value of the option to purchase 12,500 shares granted to Mr. Welles on May 9, 2006 was $145,375.

Our non-employee directors receive an annual retainer of $10,000, payable quarterly in arrears, and members of the Audit Committee receive $1,500 for each meeting they attend, with the Chairman of the Audit Committee receiving an additional $5,000 per year. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

Under the 2006 Stock Option Plan for Directors, following each annual meeting of stockholders, each non-employee director receives an option to purchase 12,500 shares of our common stock at an exercise price equal to the fair market value on that date. These options vest in four equal annual installments. After last year’s annual meeting, our five non-employee directors at that time each received an option to purchase 12,500 shares of our common stock at an exercise price of $26.40 per share. Any non-employee director that is newly elected between annual meetings will receive an option to purchase 6,000 shares of our common stock at an exercise price equal to the fair market value on the date he or she is first elected as a director. These options also vest in four equal annual installments, with the first installment vested on the date of grant. Options granted under the 2006 Stock Option Plan for Directors become exercisable in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options in connection with the change of control.

Options granted to our non-employee directors prior to last year’s annual meeting were made pursuant to our Amended and Restated 1996 Stock Option Plan for Non-Employee Directors. All options granted under that plan become exercisable in full upon a change of control of the Company.

The Compensation and Nominating Committee of the Board of Directors also has the authority under the plan to grant stock options to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. No such awards have been made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of October 1, 2007 (except as otherwise noted) by:

(i) each person who we know beneficially owns more than 5% of our common stock;

(ii) each of the executive officers named below in the Summary Compensation Table;

(iii) each member of our Board of Directors; and

(iv) our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares subject to exercisable options include options that are currently exercisable or exercisable within 60 days of October 1, 2007.

	Common Stock Beneficially Owned
		Shares Subject
	Shares Beneficially	to Exercisable	Percentage of
Name of Beneficial Owner	Owned	Options	Outstanding Shares

George F. Colony, c/o	7,913,588	—	34.3%
Forrester Research, Inc.
400 Technology Square, Cambridge, MA 02139(1)
U.S. Trust Corporation	1,386,119	—	6.05%
114 W. 47th St., 25th Floor
New York, N.Y. 10036(2)
Morgan Stanley	1,287,071	—	5.6%
1585 Broadway
New York, N.Y. 10036(3)
Henk Broeders		74,084	*
Robert Galford(4)	2,400	80,250	*
George Hornig	—	37,500	*
Gretchen Teichgraeber	—	6,125	*
Michael Welles	2,016	84,750	*
Warren Hadley(5)	—	15,875	*
Brian Kardon	3,714	41,000	*
Daniel Mahoney(6)	4,093	8,000	*
Charles Rutstein	760	55,000	*
Directors and executive officers as a group (17 persons)(1)(4)(5)(6)(7)	7,928,316	511,856	35.8%

(1)	Includes 1,580 shares held by Mr. Colony’s wife as to which Mr. Colony disclaims beneficial ownership.

(2)	Beneficial ownership as of December 31, 2006, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. The reporting person has sole voting power with respect to 531,780 shares, sole dispositive power with respect to 1,243,409 shares, and shared dispositive power with respect to 134,830 shares. As reported in the Schedule 13G, the shares included in the Schedule 13G filed by U.S. Trust Corporation (“UST Corp.”), in its capacity as investment adviser, are owned of record by clients of UST Corp. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of such securities. Reporting person includes United States Trust Company, N.A., a national bank with headquarters in N.Y., a wholly-owned direct subsidiary of UST Corp. UST Corp., a bank holding company, is a wholly-owned direct subsidiary of Charles Schwab Corporation (“Schwab”), a publicly traded company. Charles Schwab Investment Management, Inc. (“CSIM”), which is a wholly-owned direct subsidiary of Schwab, files a separate Schedule 13G. Neither UST Corp. nor CSIM shares any power with respect to the voting or disposition of securities reflected on the other’s Schedule 13Gs.

(3)	Beneficial ownership as of December 31, 2006, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2007. The shares being reported upon by Morgan Stanley, a parent holding company, are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser and a wholly-owned subsidiary of Morgan Stanley. The reporting person has sole voting power with respect to 1,200,652 shares and sole dispositive power with respect to 1,287,071 shares.

(4)	The 2,400 shares are held in trust for Mr. Galford’s children, and Mr. Galford disclaims beneficial ownership of these shares.

(5)	Mr. Hadley resigned from the Company and as chief financial officer on December 19, 2006. Because of the Company’s stock option backdating investigation, the exercise period of Mr. Hadley’s options that were vested as of December 19, 2006 and remained unexercised on March 5, 2007, the date the Company announced that its historical financial statements should no longer be relied upon, has been extended until the earlier of (a) December 31, 2007 or (b) 30 days following the date on which the Company regains full compliance with its filing obligations under the Securities Exchange Act of 1934, provided that such extension does not apply to any such vested and unexercised options that were found to have been mispriced and discounted on the grant date, all of which have been cancelled.

(6)	Mr. Mahoney resigned from the Company on December 31, 2006. Because of the Company’s stock option backdating investigation, the exercise period of Mr. Mahoney’s options that were vested as of December 31, 2006 and remained unexercised on March 5, 2007, the date the Company announced that its historical financial statements should no longer be relied upon, has been extended until the earlier of (a) December 31, 2007 or (b) 30 days following the date on which the Company regains full compliance with its filing obligations under the Securities Exchange Act of 1934.

(7)	Includes all of our executive officers as of November 15, 2007 and Messrs. Hadley and Mahoney, who resigned in December 2006.

*	Less than 1%

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•	encourage achievement of certain key values — including client service, quality, and creativity — that we believe are critical to our continued growth;

•	emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our effectiveness;

•	base cash compensation on individual achievement, teamwork, and our short-term performance;

•	align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, which historically have been principally in the form of stock options vesting over time and/or subject to performance conditions; and

•	design compensation packages that will attract, retain, and motivate key employees who are critical to the long-term success of our Company.

These objectives and strategy are reviewed each year by the Compensation and Nominating Committee of our Board of Directors, which we refer to as the “Committee”, which oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•	reviews the performance of Mr. Colony, including his demonstration of leadership and his overall contribution to the financial performance of the Company;

•	reviews Mr. Colony’s assessment of the performance of all other executive officers against their individual and, if applicable, team goals;

•	holds executive sessions (without our management present); and

•	reviews all components of compensation for each executive officer: base salary, annual cash incentive compensation, long-term equity incentive compensation.

Mr. Colony also plays a substantial role in the compensation process for the other executive officers, primarily by setting quarterly goals for the executives, performing performance evaluations against those goals, and providing recommendations to the Committee.

While the Committee has not historically used formal benchmarking data to establish compensation levels, it has relied on general market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. In July 2007, the Committee retained Pearl Meyer & Partners to prepare a competitive analysis of executive compensation and help the Committee evaluate and design executive compensation packages consistent with our compensation objectives and strategy.

Elements of Compensation

Compensation for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, to whom we refer collectively as the “named executive officers,” consists of the following principal components:

•	base salary;

•	cash incentive compensation;

•	long-term equity incentive compensation, in the form of stock options; and

•	other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that are consistent with our overall compensation objectives. As part of its executive compensation review in June 2006, the Committee reviewed survey and market data, including data from Radford and Culpepper compensation surveys, for positions similar to those of our named executive officers, taking into account size, location and type of company, as well as years of experience. Based on this data, the Committee determined that our executive compensation was, on average, weighted too heavily towards base salary as compared to the market data, and the Committee approved compensation increases principally allocated to annual cash incentive compensation targets to increase the variable component of our executive compensation.

In 2006, as illustrated in our Summary Compensation Table below, base salaries for our named executive officers other than Mr. Colony represented an average of approximately 44% of total compensation (including base salary, cash incentive compensation and 2006 stock options expense) for these individuals, while the base salary for Mr. Colony represented 65% of his total compensation. Because of Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options to him in 2006, resulting in a lower variable compensation percentage than that of the other named executive officers. For 2006, the total annual cash incentive compensation paid to our named executive officers, including Mr. Colony, represented 101% of the executives’ aggregate target annual incentive for 2006, based on Company, operating group, individual and team performance relative to the applicable goals for each executive.

Base Salary.  The Committee determines the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, and survey and market data. The base salary of a named executive officer is also evaluated together with the other components of his or her compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy, including the aggregate on-target earnings and the allocation between base salary and variable compensation. Additionally, the Committee may adjust base salary more frequently than annually to address retention issues or to reflect promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies with which we compete to attract and retain executives, taking into account total on-target earnings and remaining consistent with our overall compensation philosophy. In 2006, salaries for our named executive officers were generally unchanged from the salaries paid to them in 2005, principally as a result of the Committee’s decision to increase the percentage of total annual cash compensation represented by variable incentive compensation. Mr. Rutstein, who was subsequently promoted to be our Chief Operating Officer, received a base salary increase in February 2006 in connection with his promotion to the position of President, Americas Operating Group.

Cash Incentive Compensation.  As noted above, a significant portion of each of our named executive officers’ total annual cash compensation is dependent on our achievement of financial objectives set forth in our 2006 Matrix Bonus Plan. All of our employees, other than temporary employees and employees who were covered by a sales compensation or commission-based plan, were eligible to participate in the 2006 Matrix Bonus Plan, including all of the named executive officers. Payouts under the plan are payable quarterly in arrears. We believe that setting and evaluating performance goals quarterly, rather than annually, allows us to more effectively align our employees’ performance with the changing business needs and financial performance of the Company, thus improving our ability to meet our annual financial goals.

An individual named executive officer’s quarterly bonus payout under the 2006 Matrix Bonus Plan is based on the following three factors, which are discussed in more detail below:

•	the named executive officer’s target award;

•	the Company’s financial performance and, if applicable, operating group performance; and

•	the named executive officer’s individual and, if applicable, team performance.

Effective July 1, 2006, as part of an executive compensation review, the Committee increased the annual cash bonus target for each of Messrs. Hadley, Kardon and Mahoney. As stated above, these increases were primarily made to increase the variable component of our executive compensation, consistent with the survey and market data reviewed by the Committee. Mr. Rutstein’s annual cash bonus target was increased in February 2006 in connection with his promotion to President, Americas Operating Group. After giving effect to these increases, the annual cash bonus targets for our named executive officers ranged from approximately 25% to 50% of each named executive officer’s base salary.

For purposes of the 2006 Matrix Bonus Plan, the financial performance of our Company and each of our three operating groups (Americas, EMEA and Asia Pacific) for 2006 was measured quarterly based on booked sales accounts (referred to as “bookings”) and operating profit goals, and was evaluated as follows:

•	A matrix for each quarter containing bookings on the x axis and operating profit on the y axis was established under the plan. Quarterly minimum bookings and operating profit levels for each operating group and for our Company as a whole were set. Failure of our company and any applicable operating group to meet these minimum levels would result in each executive officer in that operating group being ineligible to receive any quarterly bonus payout. Executive officers in our “corporate group” were not considered part of any particular operating group and were eligible to receive a quarterly bonus payout if our Company met its minimum bookings and operating profit targets, without regard to any particular operating group performance. Each of the named executive officers in 2006 was a member of our corporate group other than Mr. Rutstein, who was a member of our Americas Operating Group and thus had his quarterly bonuses tied to the performance of that operating group, in addition to the Company as a whole.

•	If the Company’s and, solely with respect to Mr. Rutstein, our Americas Operating Group’s, target bookings and operating profit were achieved, the plan allowed for the payment of 100% of a named executive officer’s target award for the applicable quarter, subject to adjustment upward or downward for individual performance and, if applicable, team performance, as described in more detail below. If the bookings and operating profit were above the minimum thresholds but below the target, the bonus payout would be between 10% and 100% of the target award, subject to adjustment upward or downward for individual and/or team performance. The Committee believed that the minimum and target bookings and operating profit under the plan were reasonable and consistent with overall growth targets for the Company.

•	If the applicable target bookings and operating profit were exceeded, the plan allowed for the payment of up to 160% of a named executive officer’s target award for the applicable quarter, subject to adjustment upward or downward for individual performance and, if applicable, team performance. The Committee believed that it would be very challenging for the company or any operating group to achieve the bookings and operating profit levels necessary to achieve the maximum bonus potential under the plan.

The 2006 quarterly bonus payouts of each named executive officer other than Mr. Colony, as determined under the plan based on the Company’s performance, could be increased by as much as 50% or reduced to zero, with 40% of each payout evaluated against the achievement of an executive team goal, which in 2006 was the achievement of targeted percentages of our bookings from research services and advisory services, and the remaining 60% of each payout subject to Mr. Colony’s evaluation of the overall performance of such individual against specific quarterly goals. The individual goals for each executive officer were set quarterly by Mr. Colony, and included goals with respect to particular financial metrics, as well as more subjective items such as management style and strategic direction. In 2006, Mr. Colony’s bonus payouts were determined solely under the plan based on the Company’s performance and were not subject to further upward or downward adjustment.

Actual bonus payments for 2006 are set forth in the Summary Compensation Table for 2006 under the heading “Non-Equity Incentive Plan Compensation” and reflect that, in the aggregate, and as a result of our 2006 performance, actual awards paid to our named executive officers for 2006 were substantially equal to the aggregate incentive compensation targets that the Committee established for 2006.

Long-term Equity Incentive Compensation.  The principal equity component of our executive compensation historically has been in the form of stock options granted under our equity incentive plan. All stock option awards to our executive officers are granted by the Committee. Stock options generally will be granted when an executive joins Forrester or in connection with a promotion, with additional options granted from time to time, typically as part of an annual grant of stock options to a larger group of key employees. We believe that stock option participation helps to motivate and retain executives and also aligns management’s incentives with long-term stock price appreciation. In determining the size and nature of stock-based awards for 2006, the Committee considered the aggregate number of options outstanding relative to the Company’s total shares outstanding, the potential impact of recent accounting changes, and the individuals that they believed were most likely to contribute to or influence an improvement in the Company’s operating margin. In order to better align management’s stock-based compensation with the interests of stockholders, all stock options granted to executive officers in 2006 (other than those issued in connection with promotions) were performance-based, with vesting and the vesting schedule keyed to achievement of pro forma operating margin targets, as further described below. Grants to new executives and grants made in connection with promotions are typically tenure-based, with vesting occurring with the passage of time. We believe that the combination of tenure-based and performance-based options serves to encourage retention while further aligning the interests of executives and stockholders. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

In March 2006, the Committee reviewed and approved grants of performance-based stock options to each of our named executive officers other than Messrs. Colony and Rutstein and selected a grant date of April 3, 2006. These stock options were granted at an exercise price of $22.19, which was equal to the average of the high and low sale prices of our common stock as reported by NASDAQ on March 31, 2006, the trading day immediately preceding the option grant date, which at the time was consistent with Company practice for calculating the grant date fair market value under the applicable equity incentive plan. As of August 2006, the fair market value of our common stock is determined for option granting purposes by reference to the closing market price of the common stock on the grant date. The vesting of these options was determined based upon achievement of defined performance objectives relating to pro forma operating margin. The options could vest over two or three years, depending on performance, or the option shares could be forfeited if the defined performance objectives were not met. When setting these objectives, the Committee believed the thresholds were challenging, but reasonably achievable. Based on our actual results for 2006, 50% of the option shares became exercisable on the first anniversary of the option grant date, and the remaining 50% become exercisable on the second anniversary of the option grant date.

On February 2, 2006, the Committee reviewed and approved the grant of a tenure-based stock option to purchase 40,000 shares of our common stock to Mr. Rutstein in connection with his promotion to President, Americas Operating Group, and selected a grant date of February 15, 2006. This stock option was granted at an exercise price of $21.87, which was equal to the average of the high and low sale prices of our common stock as reported by NASDAQ on February 14, 2006, the trading day immediately preceding the option grant date. This option vests in four equal annual installments beginning on the one year anniversary of the option grant date. When determining the size of this option grant, the Committee took into account the increased responsibilities of Mr. Rutstein’s new position and his overall option holdings relative to our other executive officers.

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options to Mr. Colony in 2006.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan as is applicable for all participating employees. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million unless the compensation is performance based. To the extent consistent with its performance goals, it is Forrester’s policy to structure compensation arrangements with its executive officers to preserve the deductibility of that compensation in light of Section 162(m).

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million unless the compensation is performance based. To the extent consistent with its performance goals, it is Forrester’s policy to structure compensation arrangements with its executive officers to preserve the deductibility of that compensation in light of Section 162(m).

When determining amounts of equity grants to executives and employees under our equity incentive program, the Committee considers the compensation charges associated with the grants. Beginning on January 1, 2006, we began accounting for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board Statement No. 123R. Under SFAS No. 123R, grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes option pricing model. This expense is recognized over the option vesting period.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair
Michael H. Welles
Gretchen G. Teichgraeber

SUMMARY COMPENSATION TABLE FOR 2006

The following table shows the compensation earned during 2006 by our Chief Executive Officer, our Chief Financial Officer and each of our three most highly compensated executives as of December 31, 2006. We refer to these officers as the “named executive officers”.

					Non-Equity
					Incentive Plan	All Other
		Salary	Option Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)		($)(2)	($)(3)	($)

George F. Colony	2006	300,000	301		153,750	4,780	458,831
Chairman of the Board and Chief
Executive Officer
Warren Hadley	2006	203,000	154,116	(4)	75,665	13,466	446,247
Former Chief Financial Officer
Brian E. Kardon	2006	215,000	198,096		89,543	7,284	509,923
Chief Marketing and Strategy Officer
Charles Rutstein	2006	243,939	157,694		93,128	7,024	501,785
Chief Operating Officer
Daniel Mahoney	2006	224,000	134,956	(5)	52,447	122,599	534,002
Former Vice President, Research

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with SFAS No. 123R and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s consolidated financial statements included in our 2006 Annual Report on Form 10-K, except that the amounts set forth in this column exclude the impact of estimated forfeitures of equity awards. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of our common stock at the time of exercise of the options and whether such options actually vest.

(2)	Reflects incentive bonus payouts made in 2006 and 2007 relating to performance in 2006.

(3)	“All Other Compensation” for each of the Named Executive Officers includes the following:

	George F.	Warren	Brian E.	Charles	Daniel
	Colony	Hadley	Kardon	Rutstein	Mahoney
	($)	($)	($)	($)	($)

Company Match on 401(k)	3,262	6,412	6,600	6,600	4,237
Imputed Income for Group
Term Life Insurance	1,518	382	684	424	2,054
Termination Payments and Benefits		6,672 (a)			116,308 (b)

(a)	Mr. Hadley’s employment was terminated on December 19, 2006. In connection with such termination we paid $6,672 to Mr. Hadley for unused vacation time.

(b)	Mr. Mahoney’s employment was terminated on December 31, 2006. Pursuant to the terms of his separation agreement, he received a cash severance payment of $112,000, payable in 12 semi-monthly payments. Termination Benefits also includes the payment of $4,308 to Mr. Mahoney for unused vacation time.

(4)	As of Mr. Hadley’s December 19, 2006 resignation date, all unvested options held by Mr. Hadley were forfeited.

(5)	As of Mr. Mahoney’s December 31, 2006 resignation date, all unvested options held by Mr. Mahoney were forfeited.

GRANT OF PLAN-BASED AWARDS FOR 2006

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2006.

									All Other
									Option
									Awards:	Exercise
			Estimated Possible Payouts Under						Number of	or Base	Grant Date	Grant Date
			Non-Equity Incentive Plan			Estimated Future Payouts Under			Securities	Price of	Closing	Fair
		Committee	Awards(1)			Equity Incentive Plan Awards(2)			Underlying	Option	Market	Value of
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Price	Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	($/Sh)(4)	Awards ($)(5)

George F. Colony	—	—	0	150,000	240,000	—	—	—	—	—	—	—
Warren Hadley	04/03/06	03/31/06	0	77,500	186,000	—	—	—	—	—	—	—
			—	—	—	0	12,000	12,000	—	22.19	21.74	77,760	(6)
Brian E. Kardon	04/03/06	03/31/06	0	85,000	204,000	—	—	—	—	—	—	—
			—	—	—	0	12,000	12,000	—	22.19	21.74	77,760
Charles Rutstein	02/15/06	02/02/06	0	94,250	226,200	—	—	—	—	—	—	—
			—	—	—	—	—	—	40,000	21.87	22.57	375,200
Daniel Mahoney	04/03/06	03/31/06	0	53,000	127,200	—	—	—	—	—	—	—
			—	—	—	0	8,000	8,000	—	22.19	21.74	51,840	(7)

(1)	Consists of awards under our 2006 Matrix Bonus Plan, an annual non-equity incentive plan, with payouts thereunder made quarterly in arrears. Our 2006 Matrix Bonus Plan is described in detail, including calculation of threshold, target and maximum awards under the plan, in the Compensation Discussion and Analysis above. Actual amounts awarded are set forth in the Summary Compensation table above.

(2)	Consists of performance-based options granted pursuant to our Amended and Restated 1996 Equity Incentive Plan (“1996 Plan”). The vesting of such options was determined based upon achievement of defined performance objectives relating to pro forma operating margin. The options could vest over two or three years, depending on performance, or the option shares could be forfeited if the defined performance objectives are not met. Based on actual results for 2006, 50% of the option shares became exercisable on the first anniversary of the option grant date, and the remaining 50% become exercisable on the second anniversary of the option grant date. Pursuant to the terms of the 1996 Plan, the options become exercisable in full upon a change of control.

(3)	Consists of stock options that vest in four equal annual installments beginning on the one year anniversary of the option grant date.

(4)	Prior to August 2006, the fair market value of our common stock was determined for option granting purposes by reference to the average of the high and low sale prices of our common stock as reported by NASDAQ on the trading day immediately preceding the option grant date. As of August 2006, the fair market value of our common stock is determined for option granting purposes by reference to the closing market price of the common stock on the grant date.

(5)	Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s consolidated financial statements included in our 2006 Annual Report on Form 10-K.

(6)	As of Mr. Hadley’s December 19, 2006 resignation date, no portion of the option had vested and the option was canceled.

(7)	As of Mr. Mahoney’s December 31, 2006 resignation date, no portion of the option had vested and the option was canceled.

OUTSTANDING EQUITY AWARDS AT 2006 YEAR-END TABLE

The following table sets forth information for the named executive officers regarding outstanding option awards held as of December 31, 2006. None of the named executive officers held any stock awards as of December 31, 2006.

		Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

George F. Colony	—	100	(2)	27.68	03/17/2007
Warren Hadley	1,000	—		41.47	(1)
	7,500	—		25.16	(1)
	10,000	—		18.42	(1)
Brian E. Kardon	6,250	8,750	(3)	15.54	01/05/2013
	10,000	10,000	(4)	18.42	03/30/2014
	—	10,000	(5)	14.06	03/30/2015
	—	12,000	(6)	22.19	04/02/2016
Charles Rutstein	—	100	(7)	25.16	03/17/2007
	2,000	—		23.50	01/18/2009
	6,667	—		28.47	01/16/2010
	7,500	—		61.25	07/31/2010
	8,000	—		25.16	03/15/2011
	1,250	—		16.28	01/29/2012
	3,250	1,750	(8)	14.73	03/30/2013
	—	7,500	(9)	18.42	03/30/2014
	—	7,500	(10)	14.06	03/30/2015
	—	40,000	(11)	21.87	02/14/2016
Daniel Mahoney	8,000	—		14.06	(12)

(1)	Mr. Hadley’s employment terminated on December 19, 2006. At that time, the terms of his individual option certificates provided three months for him to exercise stock options that were vested on the termination date. Because of the Company’s ongoing stock option backdating investigation, the exercise period for Mr. Hadley’s options that were vested as of December 19, 2006 and remained unexercised on March 5, 2007, the date the Company announced that its historical financial statements should no longer be relied upon, has been extended until the earlier of (a) December 31, 2007 and (b) 30 days following the date on which the Company regains full compliance with its filing obligations under the Securities Exchange Act of 1934, provided that such extension does not apply to any such vested and unexercised options that were found to have been mispriced and discounted on the grant date, all of which have been cancelled.

(2)	Stock options became fully exercisable on March 16, 2007.

(3)	Stock options became fully exercisable on January 6, 2007.

(4)	50% of these stock options became exercisable on March 31, 2007 and the remainder will become exercisable on March 31, 2008.

(5)	Stock options became fully exercisable on March 31, 2007.

(6)	50% of these stock options became exercisable on April 3, 2007 and the remainder will become exercisable on April 3, 2008.

(7)	Stock options became fully exercisable on March 16, 2007.

(8)	Stock options became fully exercisable on March 31, 2007.

(9)	50% of these stock options became exercisable on March 31, 2007 and the remainder will become exercisable on March 31, 2008.

(10)	Stock options became fully exercisable on March 31, 2007.

(11)	25% of these stock options became exercisable on February 15, 2007, and the remainder will become exercisable in equal installments on each of February 15, 2008, February 15, 2009 and February 15, 2010.

(12)	Mr. Mahoney’s employment terminated on December 31, 2006. At that time, the terms of his individual option certificates provided three months for him to exercise stock options that were vested on the termination date. Because of the Company’s ongoing stock option backdating investigation, the exercise period for Mr. Mahoney’s options that were vested as of December 31, 2006 and remained unexercised on March 5, 2007, the date the Company announced that its historical financial statements should no longer be relied upon, has been extended until the earlier of (a) December 31, 2007 and (b) 30 days following the date on which the Company regains full compliance with its filing obligations under the Securities Exchange Act of 1934.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2006

The following table sets forth information for the named executive officers regarding the value realized during 2006 by such executives pursuant to option exercises. None of the named executive officers acquired shares upon the vesting of stock awards during 2006.

	Option Awards
	Number of
	Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

George F. Colony	—	—
Warren Hadley	29,428	352,995
Brian E. Kardon	30,000	345,913
Charles Rutstein	21,000	188,848
Daniel Mahoney	27,750	395,221

Pension Benefits

We have no pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have not entered into employment agreements with any of the named executive officers. Each of our named executive officers has entered into stock option grant agreements that provide for full acceleration of vesting upon a change of control of the Company. The following table shows what the benefit of such acceleration would have been assuming a change of control had occurred on December 31, 2006.

Early Vesting of
Name	Stock Options ($)(1)

George F. Colony	—
Warren Hadley	—
Brian E. Kardon	377,873
Charles Rutstein	394,315
Daniel Mahoney	—

(1)	This amount equals the difference between the exercise price of each option and $27.11, the closing price of our common stock on NASDAQ on December 29, 2006, multiplied by the number of unvested shares of our common stock underlying stock options on December 31, 2006, the assumed date of the change of control.

Effective December 12, 2006, we entered into a separation agreement with Mr. Mahoney regarding the termination of his employment as of December 31, 2006. Pursuant to the terms of this agreement, Mr. Mahoney was entitled to cash severance of $112,000, payable in 12 semi-monthly payments.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of three non-employee directors: Messrs. Hornig (Chairman), Broeders, and Welles. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with the independent auditors. The Audit Committee also selects and appoints the independent auditors, reviews the performance of the independent auditors, and reviews the independent auditors’ fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2006 with Forrester’s management and with BDO Seidman, LLP, Forrester’s independent auditors. The Audit Committee also discussed with BDO Seidman, LLP the matters required by Statement of Auditing Standards No. 61, as amended (Communications with Audit Committees). This included a discussion of the independent auditors’ judgments as to the quality, not just the acceptability, of Forrester’s accounting principles, and such other matters as are required under the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee also received the written disclosures and letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of BDO Seidman, LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

George R. Hornig, Chairman
Henk W. Broeders
Michael H. Welles

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during fiscal 2006.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement.  At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP audited our financial statements for the fiscal year ended December 31, 2006. We expect that a representative of BDO Seidman, LLP will attend the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions. The Audit Committee of our Board of Directors has selected BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Independent Auditors’ Fees and Other Matters

The following table presents the aggregate fees billed in each of the last two fiscal years for services rendered by BDO Seidman, LLP and its affiliates.

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$563,906	$519,296
Audit-Related Fees(2)	8,000	9,000
Tax Fees(3)	4,654	4,487
All Other Fees	—	—
Total Fees	$576,560	$532,783

(1)	Audit fees are fees related to professional services rendered by BDO Seidman, LLP in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings.

(2)	Audit-related fees are for assurance and related services by BDO Seidman, LLP that are reasonably related to the performance of the audit or review of our financial statements, primarily for accounting consultations.

(3)	Tax fees are fees billed for professional services related to tax compliance and tax consulting services.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee, or the Chairman of the Audit Committee pursuant to delegated authority, is required to engage our independent registered public accounting firm to render any audit or non-audit services. At each regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services provided by the firm, including the fees charged for the services, listing newly pre-approved services since the last regularly scheduled meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2008 must be received by December 6, 2007 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2008 annual meeting, other than proposals included in our proxy materials, must notify us between February 13, 2008 and March 14, 2008. If the stockholder does not notify us by March 14, 2008, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter. However, if any such other matters properly come before the meeting or any adjournment of the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

FORM 10-K

A copy of our annual report on Form 10-K filed with the Securities and Exchange Commission has been mailed with this proxy statement and is available to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 400 Technology Square, Cambridge, Massachusetts 02139.

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MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3
A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Nominees: For Withhold For Withhold
01 — Henk W. Broeders* 02 — George R. Hornig*
*To elect two Class II directors to serve until the 2010 Annual Meeting of Stockholders.
For Against Abstain
2. To transact such other business as may properly come before the meeting and any adjournments thereof.
B Non-Voting Items
Change of Address — Please print new address below.
Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890J N T 2 1 C V 0 1 5 6 6 3 1
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3
Proxy — Forrester Research, Inc. Proxy Solicited on Behalf of the Board of Directors of the Company for an Annual Meeting, December 28, 2007 The undersigned appoints George F. Colony and Gail S. Mann, Esq., and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the offices of Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139 at 10:00 a.m. on Friday, December 28, 2007, or any adjournments thereof, for the following purposes set forth on the reverse side. This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, the proxy will be voted FOR proposals 1 and 2. (Continued and to be voted on reverse side.)